Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)                                  Registration Statement (Form S-4 No. 333-117751) of Reebok International Ltd., and

(2)                                  Registration Statement (Form S-8 Nos. 33-53523, 33-53525, 333-63032, 333-67249, and 333-83897) pertaining to the 2001 Equity Incentive and Director Deferred Compensation Plan of Reebok International Ltd.; of our report dated March 2, 2005, with respect to Reebok International Ltd. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Reebok International Ltd., included in this Form 10-K/A.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 16, 2005